Exhibit 99.1
First Niagara Prices Common Stock Offering
LOCKPORT, N.Y., April 14, 2009 — First Niagara Financial Group, Inc. (NASDAQ: FNFG) today announced the pricing of an underwritten public offering of 27,000,000 shares of the Company’s common stock at a price to the public of $12.25 per share for gross proceeds of approximately $330.8 million. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $313.6 million.
First Niagara has granted the underwriters a 30-day option to purchase up to an additional 4,050,000 shares of First Niagara common stock to cover over-allotments, if any. Keefe, Bruyette & Woods, Inc. and Goldman, Sachs & Co., acted as representatives of the underwriters.
The Company expects to close the transaction, subject to customary conditions, on or about April 20, 2009.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus and prospectus supplement, copies of which may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling toll-free (800) 966-1559 or from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, NY 10004 or by faxing (212) 902-9316, calling toll-free (866) 471-2526 or emailing Prospectus-ny@ny.email.gs.com.

About First Niagara — First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.6 billion and deposits of $6.2 billion at March 31, 2009. First Niagara Bank is a community-oriented savings bank providing financial services to individuals, families and businesses through 113 branches and four Regional Market Centers across Upstate New York. In April 2009, the Company announced plans to add another 57 branches in Pittsburgh, Warren and Erie, Pa., additional deposits of $4.2 billion and additional loans of $839 million in an acquisition that is expected to close in September 2009.
Forward-Looking Statements — This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

First Niagara Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com